Exhibit (a)(1)(A)

SPARK NETWORKS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This offer and withdrawal rights will expire at 3:00 p.m., Pacific Time, on January 5, 2009, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “Exchange Offer” or the “offer”), Spark Networks, Inc., which we refer to in this document as “we,” “us” or “Spark,” is giving each Eligible Optionholder the opportunity to voluntarily exchange Eligible Options for New Options that will represent the right to purchase the same number of shares at a lower exercise price than the Eligible Option, as described herein or as may be amended.

You are an “Eligible Optionholder” if you:

•	Are a certain key U.S. employee employed by Spark or one of our subsidiaries on the date this Exchange Offer commences; and

•	Continue to be an employee of Spark or one of our subsidiaries on, and have not submitted or received a notice of termination on or prior to the date the New Options are granted.

As of November 11, 2008, the Eligible Optionholders consisted of 80 employees. If you are an Eligible Optionholder and your Spark stock option grants meet the following criteria, then they are “Eligible Options” that you may elect to exchange in this offer:

•

The exercise price of your stock option grant is greater than the closing price of our common stock as reported on the NYSE Alternext (formerly the American Stock Exchange) on the date the stockholders approve the stock option exchange. The special stockholders’ meeting is scheduled for January 5, 2009. If the exercise price of an option is in Euros, then in order to determine if it is eligible for exchange, the exercise price will be converted into U.S. dollars on the expiration date of the Exchange Offer based on the OANDA FX rate on that date.

If you choose to participate in this Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, you will receive New Options that will have substantially the same terms and conditions as the Eligible Options you surrendered, except that:

•

The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the business day on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

•

The initial vesting of New Options takes into consideration the prior vesting of the surrendered Eligible Options, but does not award full credit for such vesting. New Options for employees, excluding executive officers, will vest according to the following schedule: (i) a percentage will immediately vest on the grant date, which percentage will equal half of the percentage that the vested amount, as of the expiration date of the Exchange Offer, constitutes of the entire amount of the Eligible Option that is surrendered by such employee; (ii) 25% of the remaining New Options will vest one (1) year after the New Option grant date; and (ii) the remaining 75% will vest quarterly in equal installments over three (3) years after the anniversary of the New Option grant date.

•

New Options for executive officers, unlike the options for employees, will not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that will vest at such time. Any remaining amount of the New Options after the initial vesting will vest monthly thereafter. New Options for executive officers will vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of

i

each New Option granted to an executive officer that is equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of the expiration date of the Exchange Offer constitutes of the entire amount of the Eligible Option that is surrendered by such executive officer and (b) a percentage that is equal to half of the percentage that the vested amount constitutes of the entire amount of Eligible Options held by our Chairman of the Board and Chief Executive Officer, Adam Berger, as of the expiration date of the Exchange Offer, as calculated without regard to any Eligible Options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the New Option. The remaining New Options (i.e. those left after the initial vesting described in (i) and (ii) above) will vest monthly in equal installments until four (4) years after the New Option grant date.

•

The New Options will have a term of seven (7) years, except for those granted to our Chairman of the Board and Chief Executive Officer, Adam Berger, which, consistent with the options he received when he became our Chief Executive Officer, will have a term of ten (10) years.

The commencement date of this Exchange Offer is scheduled for December 2, 2008. We are making this Exchange Offer upon the terms and subject to the conditions described in this Exchange Offer document and in the related Election Form and Eligible Option Information Sheet distributed with this Exchange Offer document. You are not required to accept this Exchange Offer. If you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. Eligible Options properly tendered in this offer and accepted by us for exchange will be cancelled and the New Options granted as of the expiration date of this Exchange Offer.

See “Risk Factors” beginning on page 9 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

Shares of our common stock are quoted on the NYSE Alternext (formerly the American Stock Exchange) under the symbol “LOV.” On December 1, 2008, the closing price of our common stock as reported on the NYSE Alternext was $2.85 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of this Exchange Offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this Exchange Offer) to Joshua A. Kreinberg, our Corporate Secretary, at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, or by calling him at (323) 658-3000 or sending him an email to jkreinberg@spark.net.

IMPORTANT

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive it before 3:00 p.m., Pacific Time, on January 5, 2009 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Mail or Courier

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Attention: Joshua A. Kreinberg, Corporate Secretary

Phone: (323) 658-3000

By Facsimile

Spark Networks, Inc.

Attention: Joshua A. Kreinberg, Corporate Secretary

Facsimile: (323) 658-3001

By Hand or Interoffice Mail

Attention: Joshua A. Kreinberg, Corporate Secretary

By Email (By PDF or similar imaged document file)

jkreinberg@spark.net

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Offer.

Although our board of directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this Exchange Offer, including without limitation, the condition that our stockholders approve the proposal relating to this Exchange Offer and the amendment to the 2007 Omnibus Incentive Plan at our Special Meeting of Stockholders scheduled for January 5, 2009. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Exchange Offer. You must make your own decision whether to tender any or all of your Eligible Options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this Exchange Offer document where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

No.	Question	Page
Q1.	What questions are answered in this Summary Term Sheet?	1
Q2.	Why is Spark making this Exchange Offer?	1
Q3.	Who is eligible to participate in the Exchange Offer?	2
Q4.	What securities are we offering Eligible Optionholders the opportunity to tender in the Exchange Offer?	2
Q5.	Are there any differences between the New Options and the Eligible Options?	2
Q6.	When will the New Options vest?	3
Q7.	What are the conditions of this Exchange Offer?	3
Q8.	What will be the exercise price per share of the New Options?	4
Q9.	If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?	4
Q10.	What happens to my New Options if I cease to provide services to Spark?	4
Q11.	How many shares will I be able to acquire upon the exercise of my New Option?	4
Q12.	When will my New Options expire?	4
Q13.	What happens to the New Options if there is a change of control?	4
Q14.	Must I participate in this Exchange Offer?	5
Q15.	How should I decide whether or not to exchange my Eligible Options for New Options?	5
Q16.	Why can’t you just grant Eligible Optionholders more options?	5
Q17.	How do I find out how many Eligible Options I have and what their exercise prices are?	5
Q18.	Can I exchange option grants that I have already fully exercised?	5
Q19.	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?	5
Q20.	Can I exchange a portion of an Eligible Option?	5
Q21.	What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?	6
Q22.	What if my employment with Spark ends before the expiration date of the Exchange Offer?	6
Q23.	Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?	6
Q24.	What happens if, after the grant date of the New Options, my New Options end up being out-of-the-money again?	6
Q25.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?	6
Q26.	If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?	6
Q27.	How long do I have to decide whether to participate in this Exchange Offer?	6
Q28.	How do I tender my Eligible Options for exchange?	6
Q29.	When and how can I withdraw previously tendered Eligible Options?	7
Q30.	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	7
Q31.	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	7
Q32.	What if I have any questions regarding this Exchange Offer, or if I need additional copies of this Exchange Offer or any documents attached hereto or referred to herein?	8

Q2. Why is Spark making this Exchange Offer?

We believe that an effective and competitive employee incentive program is critical for the future growth and success of our business. We rely heavily on the specialized skills and expertise of our employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Spark, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees. At Spark, stock options constitute a key part of our incentive and retention programs because we believe (as does our board of directors) that equity compensation encourages employees to act like owners of the business, motivating employees to work toward our success and rewarding contributions by allowing employees to benefit from increases in the value of our shares.

Due in large part to market corrections and general economic circumstances external to our business and financial condition, our stock price has fallen over the past two years, which has caused a significant number of our outstanding stock options to be out-of-the-money, meaning the exercise or purchase price of the option is greater than the market price of the stock. Many of our key employees and executive officers now hold stock options with exercise prices significantly higher than the current market price of our common stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the necessary incentives and retention value. We believe this Exchange Offer addresses these issues by providing a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our current trading price, if they choose to do so.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3. Who is eligible to participate in the Exchange Offer?

An “Eligible Optionholder” is a person who:

•	Is a certain key U.S. employee employed by Spark or one of our subsidiaries on the date this Exchange Offer commences; and

•	Continues to be an employee of Spark or one of our subsidiaries on, and has not submitted or received a notice of termination on or prior to the date the New Options are granted.

As of November 11, 2008, the Eligible Optionholders consisted of 80 employees. Our executive officers are included as Eligible Optionholders.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4. What securities are we offering Eligible Optionholders the opportunity to tender in the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to exchange outstanding Eligible Options to purchase shares of our common stock for New Options. Eligible Options are Spark stock option grants with an exercise price per share greater than the closing price of our common stock as reported on the NYSE Alternext on the date the stockholders approve the stock option exchange. If the exercise price of an option is in Euros, then in order to determine if it is eligible for exchange, the exercise price will be converted into U.S. dollars on the expiration date of the Exchange Offer based on the OANDA FX rate on that date.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) and Question 7 below for more information.

Q5. Are there any differences between the New Options and the Eligible Options?

Each “New Option” will have substantially the same terms and conditions as the Eligible Options surrendered for such New Option, except as follows:

•

The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the business day on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

•

The vesting of New Options takes into consideration the prior vesting of the surrendered Eligible Options, but does not award full credit for such vesting. New Options for employees and executive officers are further described below in Question 6 (“When will the New Options vest?”).

•

The New Options will have a term of seven (7) years, except for those granted to our Chairman of the Board and Chief Executive Officer, Adam Berger, which, consistent with the options he received when he became our Chief Executive Officer, will have a term of ten (10) years.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 8 (“Source and Amount of Consideration; Terms of New Options”), and Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) for more information regarding the calculation of the vesting schedule for the New Options issued in the Exchange Offer.

Q6. When will the New Options vest?

The initial vesting of New Options takes into consideration the prior vesting of the surrendered Eligible Options, but does not award full credit for such vesting. New Options for employees, excluding executive officers, will vest according to the following schedule: (i) a percentage will immediately vest on the grant date, which percentage will equal half of the percentage that the vested amount, as of the expiration date of the Exchange Offer, constitutes of the entire amount of the Eligible Option that is surrendered by such employee ; (ii) 25% of the remaining New Options will vest one (1) year after the New Option grant date; and (ii) the remaining 75% will vest quarterly in equal installments over three (3) years after the anniversary of the New Option grant date. As an example, if an employee surrenders an Eligible Option exercisable for 500 shares, of which 200 shares are vested, then the New Option would vest as follows: (i) 100 shares of the New Option would immediately vest upon the New Option grant date, (ii) 100 shares would vest one (1) year after the New Option grant date, and (iii) 25 shares would vest quarterly thereafter.

New Options for executive officers, unlike the options for employees, will not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that will vest at such time. Any remaining amount of the New Options after the initial vesting will vest monthly thereafter. New Options for executive officers will vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each New Option granted to an executive officer that is equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of the expiration date of the Exchange Offer constitutes of the entire amount of the Eligible Option that is surrendered by such executive officer and (b) a percentage that is equal to half of the percentage that the vested amount constitutes of the entire amount of Eligible Options held by our Chairman of the Board and Chief Executive Officer, Adam Berger, as of the expiration date of the Exchange Offer, as calculated without regard to any Eligible Options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the New Option. The remaining New Options (i.e. those left after the initial vesting described in (i) and (ii) above) will vest monthly in equal installments until four (4) years after the New Option grant date. In summary, New Options granted to executive officers will vest as follows:

•	The Executive Initial Vesting Percentage PLUS 25% of the remaining unvested amount vest one (1) year after the grant date, and

•	The remainder vests monthly in equal installments until four (4) years after the grant date.

As an example, Mr. Berger currently holds an aggregate of 1,300,000 Eligible Options (which are the options that were received no earlier than February 2007), and assuming the expiration date of the Exchange Offer is January 5, 2009, 595,833 (45.8%) of his Eligible Options will be vested as of such time. For any Eligible Option surrendered by an executive officer, the cap on the Executive Initial Vesting Percentage will be equal to approximately 22.9% (or half of the 45.8%). If an executive officer surrenders an Eligible Option for 1,000 shares of which 500 shares (50%) are vested, then the Executive Initial Vesting Percentage would be 22.9%, or 229 shares, which is the percentage that is the lesser of (i) 22.9% and (ii) 25% (i.e., half of the percentage of the vested amount of the surrendered Eligible Options held by such executive officer), and 25% of the remaining 771 shares is 193 shares. As such, one (1) year following the New Option grant date, an aggregate of 422 shares would vest. The remaining shares underlying the executive’s New Option, 578 shares, would then vest monthly in equal installments until four (4) years after the New Option grant date (i.e., approximately 16 shares per month).

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 8 (“Source and Amount of Consideration; Terms of New Options”), and Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) for more information regarding the calculation of the vesting schedule for executive officers.

You should also keep in mind that, as discussed below, if you exchange Eligible Options for New Options and you cease providing services to us before the shares subject to the New Options vest, you will forfeit any unvested portion of your New Option, even if the Eligible Option that you surrendered to receive the New Option was vested at the time the Eligible Option was surrendered.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q7. What are the conditions of this Exchange Offer?

This Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this Exchange Offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”), including the condition that at our Special Meeting of Stockholders scheduled for January 5, 2009 our stockholders approve (i) the proposal to conduct this option exchange program and (ii) the proposal to amend the 2007 Omnibus Incentive Plan (the “2007 Plan”) to increase the maximum number of authorized shares available for issuance under the 2007 Plan in order to ensure there are sufficient shares under the 2007 Plan to cover the issuance of the New Options pursuant to the option exchange program. If the proposals are not approved, we will not be able to go forward with this option exchange or accept any of the Eligible Options that may have been tendered. This

Exchange Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q8. What will be the exercise price per share of the New Options?

The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the business day on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q9. If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?

We expect to cancel all properly tendered Eligible Options on the same day that the Exchange Offer expires. We expect that the grant date of the New Options will be the same day that the Exchange Offer expires. For example, the scheduled expiration date of this Exchange Offer is January 5, 2009, and we expect to accept and cancel all properly tendered Eligible Options on January 5, 2009 and that the New Option grant date will be January 5, 2009. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. We will issue new stock option agreements promptly following the New Option grant date.

Q10. What happens to my New Options if I cease to provide services to Spark?

The New Options will be treated in the same manner as the Eligible Options would have been treated when an employee ceases to provide continuous service to Spark. Generally, if an Eligible Optionholder ceases to provide services to us, any New Option held by such optionholder will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Optionholder’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for three (3) months after termination.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Spark or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

Q11. How many shares will I be able to acquire upon the exercise of my New Option?

Your New Option will represent the right to purchase the same number of shares as the Eligible Option tendered for exchange.

Q12. When will my New Options expire?

The New Options will have a term of seven (7) years, except for those granted to our Chairman of the Board and Chief Executive Officer, Adam Berger, which, consistent with the options he received when he became our Chief Executive Officer, will have a term of ten (10) years.

Q13. What happens to the New Options if there is a change of control?

Any New Options granted to our executive officers will have the same change of control provision that is currently included in the Eligible Options surrendered by such executive officer. However, to the extent any such change of control provisions do not currently include a restriction that 50% of the cash proceeds of options that are accelerated on a change of control be deposited into escrow to be released upon the earlier of the one-year anniversary of the change of control or upon termination without cause or resignation for good reason, one will be added as part of the Exchange Offer. The effect of this is that any New Options replacing the 250,000 Eligible Options granted to Gregory R. Liberman on October 25, 2004 and December 4, 2006 and the 120,000 Eligible Options granted to Joshua A. Kreinberg on April 6, 2006 and February 5, 2007, to the extent that they are surrendered, will include new change of control provisions. Those New Options granted to Mr. Liberman will have the same change of control provision as set forth in his September 2007 option grant, and those New Options granted to Mr. Kreinberg will have the same change of control provisions as set forth in his Executive Employment Agreement dated July 2, 2007.

Any New Options granted to our employees, other than executive officers, will have the same change of control provision that is currently included in the Eligible Options surrendered by such employee. The change of control provisions in the 2000 Executive

Share Option Scheme (the “2000 Scheme”) and 2004 Share Option Scheme (the “2004 Scheme”) were recently modified so that those provisions are consistent with the provisions set forth in the 2007 Plan. Accordingly, the change of control provisions in all of the Company’s options (other than those granted to executive officers), including the existing options and the New Options granted to employees replacing the Eligible Options that were granted under the 2000 Scheme or 2004 Scheme, will be substantially the same as provided in the 2007 Plan.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information on the change of control provision.

Q14. Must I participate in this Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you would keep all your options, including your Eligible Options, and would not receive any New Options under the Exchange Offer. No changes will be made to the terms of your current options.

Q15. How should I decide whether or not to exchange my Eligible Options for New Options?

Spark is providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Spark is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q16. Why can’t you just grant Eligible Optionholders more options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our stockholders. In addition, issuing New Options without cancelling any previously granted options would increase our operating expenses, as we would need to expense both the New Options and the previously granted options, which would decrease our reported earnings and which could negatively impact our stock price.

Q17. How do I find out how many Eligible Options I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this Exchange Offer document includes a list of all of your outstanding options. Eligible Options consist only of those options that have an exercise price greater than the closing price of our common stock as reported on the NYSE Alternext on the date the stockholders approve the stock option exchange. The special stockholders’ meeting is scheduled for January 5, 2009. If the exercise price of an option is in Euros, then in order to determine if it is eligible for exchange, the exercise price will be converted into U.S. dollars on the expiration date of the Exchange Offer based on the OANDA FX rate on that date.

Q18. Can I exchange option grants that I have already fully exercised?

No. This Exchange Offer applies only to outstanding Eligible Options. An option grant that has been fully exercised is no longer outstanding.

Q19. Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes. If you previously exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be exchanged under this Exchange Offer.

Q20. Can I exchange a portion of an Eligible Option?

No partial exchanges will be permitted. If you elect to exchange an Eligible Option, you must exchange the entire outstanding (i.e. unexercised) portion of that Eligible Option. You will be able to elect to exchange as few or as many of your Eligible Options as you wish.

If you attempt to exchange a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular grant or award and no options represented by that grant or award will be exchanged. Such rejection will not affect any other Eligible Options that are properly tendered.

Q21. What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?

Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this Exchange Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive New Options on the grant date as long as all eligibility requirements are still met.

Q22. What if my employment with Spark ends before the expiration date of the Exchange Offer?

If you have tendered Eligible Options under this Exchange Offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Spark or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

Q23. Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however the tax consequences of the Exchange Offer are not entirely certain.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this Exchange Offer.

Q24. What happens if, after the grant date of the New Options, my New Options end up being out-of-the-money again?

The Exchange Offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange out-of-the-money options for replacement options.

Q25. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?

This Exchange Offer will have no effect on Eligible Options that you choose not to tender or on Eligible Options that are not accepted for exchange in this Exchange Offer.

Q26. If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them.

Q27. How long do I have to decide whether to participate in this Exchange Offer?

This Exchange Offer expires at 3:00 p.m., Pacific Time, on January 5, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q28. How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this Exchange Offer expires at 3:00 p.m., Pacific Time, on January 5, 2009.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Joshua A.

Kreinberg, Spark’s Corporate Secretary, by hand, by interoffice mail, by facsimile to (323) 658-3001, by regular or overnight mail Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, or by email (by PDF or similar imaged document file) to jkreinberg@spark.net.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 3:00 p.m., Pacific Time, on January 5, 2009. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this Exchange Offer, we expect to accept all properly tendered option grants on January 5, 2009.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q29. When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 3:00 p.m., Pacific Time, on January 5, 2009. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 28 above.

If you miss this deadline but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in this Exchange Offer as discussed in Question 28 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q30. How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you a communication to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the Exchange Offer.

Q31. What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in this Exchange Offer, you do not need to do anything.

Q32. What if I have any questions regarding this Exchange Offer, or if I need additional copies of this Exchange Offer or any documents attached hereto or referred to herein?

You should direct questions about this Exchange Offer (including requests for additional or paper copies of this Exchange Offer and other Exchange Offer documents) to Joshua A. Kreinberg, our Corporate Secretary, at:

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Phone: (323) 658-3000

Facsimile: (323) 658-3001

Email: jkreinberg@spark.net

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Exchange Offer.

Risks Related to This Exchange Offer

Any New Option you receive in the Exchange Offer will be subject to additional vesting than the vesting that applies to the related Eligible Option you are surrendering. This means that you will be vested in fewer option shares under your New Option and that if your employment with us terminates during that new vesting period, or if the New Option otherwise terminates under certain circumstances prior to your being fully vested in it, you might have been better off if you had continued holding the Eligible Option rather than exchanging it for a New Option.

If you elect to participate in this Exchange Offer, the vesting of each New Option issued to you if you are an employee will vest according to the following schedule: (i) a percentage will immediately vest on the grant date, which percentage will equal half of the percentage that the vested amount, as of the expiration date of the Exchange Offer, constitutes of the entire amount of the Eligible Option that is surrendered by such employee ; (ii) 25% of the remaining New Options will vest one (1) year after the New Option grant date; and (ii) the remaining 75% will vest quarterly in equal installments over three (3) years after the anniversary of the New Option grant date. If you elect to participate in this Exchange Offer and you are an executive officer, New Options for executive officers, unlike the options for employees, will not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that will vest at such time. Any remaining amount of the New Options after the initial vesting will vest monthly thereafter. New Options for executive officers will vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each New Option granted to an executive officer that is equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of the expiration date of the Exchange Offer constitutes of the entire amount of the Eligible Option that is surrendered by such executive officer and (b) a percentage that is equal to half of the percentage that the vested amount constitutes of the entire amount of Eligible Options held by our Chairman of the Board and Chief Executive Officer, Adam Berger, as of the expiration date of the Exchange Offer, as calculated without regard to any Eligible Options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the New Option. The remaining New Options (i.e. those left after the initial vesting described in (i) and (ii) above) will vest monthly in equal installments until four (4) years after the New Option grant date.

This means that you will be required to continue working for Spark for four (4) years after the date on which your New Option is granted in order to be fully vested in the New Option. If your employment terminates for any reason between the New Option grant date and the fourth (4th) anniversary of such grant date, you will forfeit the then-unvested portion of your New Option. The unvested portion of your New Option may terminate under certain other circumstances prior to its being fully vested, including if Spark were to be acquired within the four (4) years following the New Option grant date.

You should carefully consider the relative benefit to you of the vesting your Eligible Options have already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered in the Exchange Offer, you could conclude that it would have been preferable to have retained the Eligible Option with its higher price and greater amount of accrued vesting rather than have tendered it for the new lower-priced New Option with re-started vesting.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Spark. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

If Spark’s stock price decreases after the grant date of the New Options, you might receive New Options which will become out-of-the-money.

Although the purpose of the Exchange Offer is to allow certain key employees to receive New Options with lower exercise prices than their existing Eligible Options, we cannot control or predict the market price of our common stock, which trades on the NYSE Alternext. The closing price of our common stock on the NYSE Alternext changes daily. If the market price of our common stock decreases after the grant date of the New Options, any New Options you received pursuant to the Exchange Offer may once again become out-of-the-money.

We will not accept for exchange any options tendered under this Exchange Offer that have an exercise price that is equal to or below the closing price of our common stock on the NYSE Alternext on the date the stockholders approve the stock option exchange. If the exercise price of an option is in Euros, then in order to determine if it is eligible for exchange, the exercise price will be converted into U.S. dollars on the expiration date of the Exchange Offer based on the OANDA FX rate on that date.

We will grant the New Options issued in the stock option exchange on the date that the Exchange Offer expires. The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the business day on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

Therefore, you should pay careful attention to the fair market value of our common stock traded on the NYSE Alternext as the Exchange Offer proceeds. Once you have tendered your Eligible Option for exchange and we have accepted it upon completion of the Exchange Offer, there will be no way to return to you your surrendered Eligible Option.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, and also the other information provided in this Exchange Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this Exchange Offer, we are making an offer to Eligible Optionholders to exchange some or all of their Eligible Options that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this Exchange Offer for New Options. The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the date on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

“Eligible Options” are Spark stock option grants with an exercise price per share greater than the closing price of our common stock as reported on the NYSE Alternext on the date the stockholders approve the stock option exchange. If the exercise price of an option is in Euros, then in order to determine if it is eligible for exchange, the exercise price will be converted into U.S. dollars on the expiration date of the Exchange Offer based on the OANDA FX rate on that date. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this Exchange Offer.

An “Eligible Optionholder” is a person who:

•	Is a certain key U.S. employee employed by Spark or one of our subsidiaries on the date this Exchange Offer commences; and

•	Continues to be employed by Spark or one of our subsidiaries on, and has not submitted or received a notice of termination on or before the date the New Options are granted.

As of November 11, 2008, the Eligible Optionholders consisted of 80 employees. You will not be eligible to tender Eligible Options or receive New Options if you cease to be an Eligible Optionholder for any reason prior to the grant date of the New Options, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an Eligible Optionholder on such date will be eligible to tender Eligible Options in this Exchange Offer. If you tender your Eligible Options and they are accepted and cancelled in this Exchange Offer and you are on an authorized leave of absence on the New Option grant date, you will be entitled to receive New Options on that date as long as you are otherwise eligible to participate in Spark’s 2007 Omnibus Incentive Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

Each “New Option” will have substantially the same terms and conditions as the Eligible Options you surrendered except that:

•

The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the business day on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

•

The initial vesting of New Options takes into consideration the prior vesting of the surrendered Eligible Options, but does not award full credit for such vesting. New Options for employees, excluding executive officers, will vest according to the following schedule: (i) a percentage will immediately vest on the grant date, which percentage will equal half of the percentage that the vested amount, as of the expiration date of the Exchange Offer, constitutes of the entire amount of the Eligible Option that is surrendered by such employee; (ii) 25% of the remaining New Options will vest one (1) year after the New Option grant date; and (ii) the remaining 75% will vest quarterly in equal installments over three (3) years after the anniversary of the New Option grant date. As an example, if an employee surrenders an Eligible Option exercisable for 500 shares, of which 200 shares are vested, then the New Option would vest as follows: (i) 100 shares of the New Option would immediately vest upon the New Option grant date, (ii) 100 shares would vest one (1) year after the New Option grant date, and (iii) 25 shares would vest quarterly thereafter.

•

New Options for executive officers, unlike the options for employees, will not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that will vest at such time. Any remaining amount of the New Options after the initial vesting will vest monthly thereafter. New Options for executive officers will vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each New Option granted to an executive officer that is equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of the expiration date of the Exchange Offer constitutes of the entire amount of the Eligible Option that is surrendered by such executive officer and (b) a percentage that is equal to half of the percentage that the vested amount constitutes of the entire amount of Eligible Options held by our Chairman of the Board and Chief Executive Officer, Adam Berger, as of the expiration date of the Exchange Offer, as calculated without regard to any Eligible Options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the New Option. The remaining New Options (i.e. those left after the initial vesting described in (i) and (ii) above) will vest monthly in equal installments until four (4) years after the New Option grant date. In summary, New Options granted to executive officers will vest as follows:

•	The Executive Initial Vesting Percentage PLUS 25% of the remaining unvested amount vest one (1) year after the grant date, and

•	The remainder vests monthly in equal installments until four (4) years after the grant date.

As an example, Mr. Berger currently holds an aggregate of 1,300,000 Eligible Options (which are the options that were received no earlier than February 2007), and assuming the expiration date of the Exchange Offer is January 5, 2009, 595,833 (45.8%) of his Eligible Options will be vested as of such time. For any Eligible Option surrendered by an executive officer, the cap on the Executive Initial Vesting Percentage will be equal to approximately 22.9% (or half of the 45.8%). If an executive officer surrenders an Eligible Option for 1,000 shares of which 500 shares (50%) are vested, then the Executive Initial Vesting Percentage would be 22.9%, or 229 shares, which is the percentage that is the lesser of (i) 22.9% and (ii) 25% (i.e., half of the percentage of the vested amount of the surrendered Eligible Options held by such executive officer), and 25% of the remaining 771 shares is 193 shares. As such, one (1) year following the New Option grant date, an aggregate of 422 shares would vest. The remaining shares underlying the executive’s New Option, 578 shares, would then vest monthly in equal installments until four (4) years after the New Option grant date (i.e., approximately 16 shares per month).

•

The New Options will have a term of seven (7) years, except for those granted to our Chairman of the Board and Chief Executive Officer, Adam Berger, which, consistent with the options he received when he became our Chief Executive Officer, will have a term of ten (10) years.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”), and Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) for more information regarding the calculation of the vesting schedule for executive officers.

Each New Option will be a nonstatutory stock option, except the New Option granted to our Chairman of the Board and Chief Executive Officer, Adam Berger, which, to the extent permissible and, in no event, to a greater extent than his surrendered Eligible Option, will be an incentive stock option. See Section 13 (“Material United States Tax Consequences”) for more information about nonstatutory stock options and incentive stock options.

This Exchange Offer is scheduled to expire at 3:00 p.m., Pacific Time, on January 5, 2009, referred to as the expiration date of the Exchange Offer, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SPARK OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION, EVEN IF THE ELIGIBLE OPTION THAT YOU SURRENDERED TO RECEIVE THE NEW OPTION WAS VESTED AT THE TIME THE ELIGIBLE OPTION WAS SURRENDERED.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business and satisfy customer needs. Competition for these types of employees is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Spark, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Our executive officers work closely as a team and are expected to be among the primary drivers of the strategic and operational initiatives to advance the creation of long-term stockholder value. As a result, the retention and motivation of our executives officers are critical to Spark’s long-term success. Accordingly, we have elected to allow our executive officers to participate in this Exchange Offer and to exchange Eligible Options for New Options.

Many of our key employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on November 11, 2008, the closing price of our common stock on the NYSE Alternext was $2.94 per share and the weighted average exercise price of outstanding options with exercise prices greater than $2.94 was $5.63. Consequently, as of November 11, 2008, approximately 3,113,200 shares of outstanding eligible stock options were out-of-the-money, meaning that the exercise price of the outstanding stock option was less than the closing market price for our stock on November 11, 2008. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many of our key employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to achieve our strategic, operational and financial goals.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Options.

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the expiration date of the Exchange Offer. The expiration date of the Exchange Offer is currently scheduled for 3:00 p.m., Pacific Time, on January 5, 2009. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration date of the Exchange Offer.

If you elect to tender an Eligible Option in exchange for a New Option, you must exchange the entire Eligible Option.

You will be able to elect to exchange as few or as many of your Eligible Options as you wish. If you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. If you attempt to exchange a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder and must not have received nor given a notice of termination prior to the expiration date of the Exchange Offer.

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 3:00 p.m., Pacific Time, on January 5, 2009 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Mail or Courier

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Attention: Joshua A. Kreinberg, Corporate Secretary

Phone: (323) 658-3000

By Facsimile

Spark Networks, Inc.

Attention: Joshua A. Kreinberg, Corporate Secretary

Facsimile: (323) 658-3001

By Hand or Interoffice Mail

Attention: Joshua A. Kreinberg, Corporate Secretary

By Email (By PDF or similar imaged document file)

jkreinberg@spark.net

Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option exactly as the Eligible Optionholder’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 3:00 p.m., Pacific Time, on January 5, 2009. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this Exchange Offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 3:00 p.m., Pacific Time, on January 5, 2009.

If you do not receive a confirmation of receipt of your Election form from us within 5 business days after the date you submitted it to us, or if you submit your Election Form less than 5 business days before January 5, 2009, please contact Joshua A. Kreinberg, Corporate Secretary, at jkreinberg@spark.net or by telephone at (323) 658-3000.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Spark nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We will not accept for exchange any options tendered under this Exchange Offer that have an exercise price that is equal to or below the closing price of our common stock on the NYSE Alternext on the date the stockholders approve the stock option exchange and in no event will we accept for exchange any option tendered under this Exchange Offer that has an exercise price below $3.00. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder, provided that we cannot waive the condition that our stockholders must approve this Exchange Offer and the amendment to the 2007 Omnibus Incentive Plan at our Special Meeting of Stockholders scheduled for January 5, 2009 in order for us to complete this Exchange Offer.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Spark and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to terminate and amend this Exchange Offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel on the day the Exchange Offer expires all properly tendered Eligible Options that have not been validly withdrawn, and we expect to grant the New Options on the day on which the Exchange Offer expires. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you, which we will distribute promptly following the expiration date of the Exchange Offer. If the expiration date of the Exchange Offer is extended, then the cancellation date and the New Option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants, and reject this Exchange Offer, by following the procedure described in this Section 4. Please note that just as you may not tender only part of an Eligible Option, you may also not withdraw your election with respect to only a portion of an Eligible Option. If you elect to withdraw a previously tendered option grant, you must reject this Exchange Offer with respect to the entire Eligible Option, but need not reject any other Eligible Options.

You may withdraw your tendered option grants at any time before 3:00 p.m., Pacific Time, on January 5, 2009. If we extend this Exchange Offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this Exchange Offer. We intend to accept properly tendered Eligible Options on the day the Exchange Offer expires, which is scheduled to be January 5, 2009.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an Eligible Optionholder of Spark or one of our subsidiaries, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn exactly as such Eligible Optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on December 2, 2008, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all Eligible Optionholders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date of the Exchange Offer by following the procedures described in Section 3 of this Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn on the expiration date of the Exchange Offer, which is currently scheduled to expire at 3:00 p.m., Pacific Time, on January 5, 2009. Once we have accepted Eligible Options tendered by you, the Eligible Options you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Options. We expect to issue the New Options on the same date that the Exchange Offer expires. We will issue stock option agreements for the New Options promptly after we issue the New Options. If this Exchange Offer is extended, then the New Option grant date will be similarly extended.

Promptly after we cancel Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange, the date of acceptance and New Options, and the number of shares underlying such New Options that were issued to each tendering option holder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered Eligible Options under this Exchange Offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	the proposal to conduct this option exchange program and/or the proposal to amend the 2007 Plan to increase the maximum number of shares available for issuance under the 2007 Plan is not approved by our stockholders at our Special Meeting of Stockholders scheduled for January 5, 2009;

(b)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(c)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate in any manner to this Exchange Offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iii)	impair the contemplated benefits of the Exchange Offer to us;

(d)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(f)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(g)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of Eligible Options;

(h)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this Exchange Offer);

(i)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(j)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(k)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer; or

(l)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the proposals regarding this option exchange program and the amendment to the 2007 Omnibus Incentive Plan are not approved by our stockholders, we will terminate this Exchange Offer and we will not be able to accept any of the Eligible Options that may have been tendered. We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Exchange Offer, whether or not we waive any other condition to this Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is traded on the NYSE Alternext (formerly the American Stock Exchange) under the symbol “LOV”.

Prior to the completion of the Scheme of Arrangement in July 2007 whereby Spark was reorganized as a Delaware corporation and Spark Networks plc became a wholly-owned subsidiary, Spark Networks plc’s ordinary shares were traded in the form of American Depositary Shares on the American Stock Exchange under the trading symbol “LOV” and in the form of Global Depositary Shares (“GDSs”) on the Frankfurt Stock Exchange (the “FSE”) under the symbol “MHJG”. Following the completion of our Scheme of Arrangement in July 2007, our common stock has been traded solely on the American Stock Exchange (now known as NYSE Alternext).

The following table summarizes the high and low closing prices of Spark Networks plc’s GDSs in Euros as reported by the FSE for the periods prior to the completion of the Scheme of Arrangement and summarizes the high and low closing prices of our common stock as reported by NYSE Alternext for the periods following completion of the Scheme of Arrangement. The Euro amounts for prices prior to July 9, 2007, are translated into U.S. dollars at the currency exchange rate in effect on the date the price was reported on the FSE. The currency exchange rate is based on the average bid and ask exchange price as reported by OANDA for such dates.

	High		Low
	Euros	U.S. Dollars	Euros	U.S. Dollars
Year Ended December 31, 2008
First Quarter	N/A	$5.75	N/A	$3.99
Second Quarter	N/A	$4.50	N/A	$4.00
Third Quarter	N/A	$4.41	N/A	$3.90

Year ended December 31, 2007
First Quarter	€4.75	$6.28	€3.72	$4.82
Second Quarter	€4.70	$6.39	€3.95	$5.29
Third Quarter(1)	N/A	$5.60	N/A	$3.90
Fourth Quarter	N/A	$4.98	N/A	$3.60

Year ended December 31, 2006
First Quarter	€6.48	$7.83	€5.03	$6.05
Second Quarter	€5.35	$6.60	€3.78	$4.75
Third Quarter	€4.75	$6.08	€4.01	$5.13
Fourth Quarter	€4.80	$6.17	€4.00	$5.23

(1)	On July 9, 2007, the Company’s common stock started trading solely on NYSE Alternext (formerly American Stock Exchange).

As of November 11, 2008, the number of stockholders of record of our common stock was 64 and the number of outstanding shares of our common stock was 21,441,544. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On December 1, 2008, the closing price for our common stock as reported on the NYSE Alternext was $2.85 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options.

Section 8. Source and Amount of Consideration; Terms of New Options.

Consideration. For the Eligible Options that were issued under our 2000 Executive Share Option Scheme, 2004 Share Option Scheme and 2007 Omnibus Incentive Plan, subject to the terms of this Exchange Offer, the New Options issued in exchange for such Eligible Options will be issued under our 2007 Omnibus Incentive Plan. As of November 11, 2008, assuming a closing price of $3.00 per share on the expiration date of the Exchange Offer, there were Eligible Options, held by 80 Eligible Optionholders, to purchase an aggregate of 3,113,200 shares of our common stock, with a weighted average exercise price of $5.63 per share all of which were issued under either our 2000 Executive Share Option Scheme, 2004 Share Option Scheme or 2007 Omnibus Incentive Plan.

Terms of New Options. Each New Option will have substantially the same terms and conditions as the Eligible Options you surrendered, except for the exercise price, vesting and term, as described below.

Exercise Price. The exercise price of the New Options will be subject to a $3.00 floor. Each New Option granted will have an exercise price per share equal to the closing price of our common stock as reported on the NYSE Alternext for the business day on which the Exchange Offer expires unless such closing price falls below $3.00, in which case the exercise price will equal $3.00. This floor on the exercise price was put in place to limit the amount of additional expense that will be incurred by the Company related to the repricing.

Employee Vesting: The initial vesting of New Options takes into consideration the prior vesting of the surrendered Eligible Options, but does not award full credit for such vesting. New Options for employees, excluding executive officers, will vest according to the following schedule: (i) a percentage will immediately vest on the grant date, which percentage will equal half of the percentage that the vested amount, as of the expiration date of the Exchange Offer, constitutes of the entire amount of the Eligible Option that is surrendered by such employee ; (ii) 25% of the remaining New Options will vest one (1) year after the New Option grant date; and (ii) the remaining 75% will vest quarterly in equal installments over three (3) years after the anniversary of the New Option grant date. As an example, if an employee surrenders an Eligible Option exercisable for 500 shares, of which 200 shares are vested, then the New Option would vest as follows: (i) 100 shares of the New Option would immediately vest upon the New Option grant date, (ii) 100 shares would vest one (1) year after the New Option grant date, and (iii) 25 shares would vest quarterly thereafter.

Executive Officer Vesting. New Options for executive officers, unlike the options for employees, will not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that will vest at such time. Any remaining amount of the New Options after the initial vesting will vest monthly thereafter. New Options for executive officers will vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each New Option granted to an executive officer that is equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of the expiration date of the Exchange Offer constitutes of the entire amount of the Eligible Option that is surrendered by such executive officer and (b) a percentage that is equal to half of the percentage that the vested amount constitutes of the entire amount of Eligible Options held by our Chairman of the Board and Chief Executive Officer, Adam Berger, as of the expiration date of the Exchange Offer, as calculated without regard to any Eligible Options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the New Option. The remaining New Options (i.e. those left after the initial vesting described in (i) and (ii) above) will vest monthly in equal installments until four (4) years after the New Option grant date. In summary, New Options granted to executive officers will vest as follows:

•	The Executive Initial Vesting Percentage PLUS 25% of the remaining unvested amount vest one (1) year after the grant date, and

•	The remainder vests monthly in equal installments until four (4) years after the grant date.

As an example, Mr. Berger currently holds an aggregate of 1,300,000 Eligible Options (which are the options that were received no earlier than February 2007), and assuming the expiration date of the Exchange Offer is January 5, 2009, 595,833 (45.8%) of his Eligible Options will be vested as of such time. For any Eligible Option surrendered by an executive officer, the cap on the Executive Initial Vesting Percentage will be equal to approximately 22.9% (or half of the 45.8%). If an executive officer surrenders an Eligible Option for 1,000 shares of which 500 shares (50%) are vested, then the Executive Initial Vesting Percentage would be 22.9%, or 229 shares, which is the percentage that is the lesser of (i) 22.9% and (ii) 25% (i.e., half of the percentage of the vested amount of the surrendered Eligible Options held by such executive officer), and 25% of the remaining 771 shares is 193 shares. As such, one (1) year following the New Option grant date, an aggregate of 422 shares would vest. The remaining shares underlying the executive’s New Option, 578 shares, would then vest monthly in equal installments until four (4) years after the New Option grant date (i.e., approximately 16 shares per month).

Term. The New Options will have a term of seven (7) years, except for those granted to our Chairman of the Board and Chief Executive Officer, Adam Berger, which, consistent with the options he received when he became our Chief Executive Officer, will have a term of ten (10) years.

Change of Control. Any New Options granted to our executive officers will have the same change of control provision that is currently included in the Eligible Options surrendered by such executive officer. However, to the extent any such change of control provisions do not currently include a restriction that 50% of the cash proceeds of options that are accelerated on a change of control be deposited into escrow to be released upon the earlier of the one-year anniversary of the change of control or upon termination without cause or resignation for good reason, one will be added as part of the Exchange Offer. The effect of this is that any New Options replacing the 250,000 Eligible Options granted to Gregory R. Liberman on October 25, 2004 and December 4, 2006 and the 120,000 Eligible Options granted to Joshua A. Kreinberg on April 6, 2006 and February 5, 2007, to the extent that they are surrendered, will include new change of control provisions. Those New Options granted to Mr. Liberman will have the same change of control provision as set forth in his September 2007 option grant, and those New Options granted to Mr. Kreinberg will have the same change of control provisions as set forth in his Executive Employment Agreement dated July 2, 2007.

Any New Options granted to our employees, other than executive officers, will have the same change of control provision that is currently included in the Eligible Options surrendered by such employee. The change of control provisions in the 2000 Scheme and 2004 Scheme were recently modified so that those provisions are consistent with the provisions set forth in the 2007 Plan. Pursuant to the modifications, unless otherwise provided or unless the outstanding awards are assumed or substituted awards are made in connection with the change in control, a change of control will have no effect on the vesting or exercisability of any outstanding options. The Board retains discretion to take any other action it deems appropriate on the date of a change of control. Change in control generally means (i) the acquisition by any party, other than the Company, one of its subsidiaries or a Company benefit plan, of 25% or more of the Company’s Common Stock, unless the acquisition is approved by the Board; (ii) the election of a Board made up of less than two-thirds of the Board members constituting the Board as of the effective date of the modifications (the “Incumbent Board”) or of individuals nominated by the Incumbent Board; (iii) the closing of a reorganization, merger or consolidation, unless following the transaction the shareholders of the Company own at least 75% of the surviving company; (iv) the closing of a sale or other disposition of substantially all of the assets of the Company, unless following the transaction the shareholders of the Company own at least 75% of the buyer of the assets; or (v) the complete liquidation or dissolution of the Company.

The terms and conditions of your Eligible Options are set forth in the option agreements and the option plans under which they were granted.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SPARK OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. Spark is a leading provider of online personals services in the United States and internationally. Our Web sites enable adults to meet online, participate in a community and form relationships. We provide this opportunity through the many features on our Web sites, such as detailed profiles, onsite email centers, real-time chat rooms, instant messaging services and offline singles events.

Currently, our key Web sites include JDate.com, AmericanSingles.com, BlackSingles.com and ChristianMingle.com. We also operate several international Web sites and maintain operations in the United States and Israel. Membership on our sites is free and allows a registered user to post a personal profile and to access our searchable database of member profiles and customer service. On the majority of our websites, the ability to initiate most communication with other members requires the payment of a monthly subscription fee, which represents our primary source of revenue. We also offer discounted subscription rates for members who subscribe for longer periods. Our subscription programs primarily renew automatically for subsequent one-month periods until paying subscribers terminate them.

Prior to July 9, 2007, Spark Networks plc (now, known as Spark Networks Limited) was a public limited company incorporated under the laws of England and Wales (“Limited”). As of the completion of our reorganization on July 9, 2007 through a shareholder vote and court process in the United Kingdom known as a “Scheme of Arrangement”, the shares of Spark Networks, Inc., a Delaware corporation and Limited’s parent entity, have been traded on Amex (now, known as the NYSE Alternext) and the Company has become Limited’s successor reporting entity.

Spark Networks, Inc. was incorporated in 2007 in the State of Delaware. Our principal executive offices are located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, and our telephone number is (323) 658-3000.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, all of which are incorporated herein by reference. Please also see Section 16 (“Additional Information”). The selected consolidated statements of operations data for the fiscal years ended December 31, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007. The selected consolidated statements of operations data for the nine months ended September 30, 2008 and 2007 and the selected consolidated balance sheet data as of September 30, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Nine Months Ended September 30,		Year Ended December 31, (1)
	2008	2007	2007	2006
Consolidated Statements of Operations Data:
Net revenues	$44,050	$49,204	$65,218	$68,853
Direct marketing expenses	11,504	16,277	21,095	24,574

Contribution	32,546	32,927	44,123	44,279
Operating expenses:(5)
Sales and marketing	3,263	2,612	3,626	2,890
Customer service	1,811	2,440	3,103	3,560
Technical operations	3,084	3,404	4,416	6,239
Development	3,476	3,218	4,249	4,766
General and administrative	12,052	16,319	21,848	18,923
Amortization of intangible assets other than goodwill	658	1,028	1,356	1,184
Impairment of long-lived assets	119	1,894	1,894	114

Total operating expenses	24,463	30,915	40,492	37,676

Operating income	8,083	2,012	3,631	6,603
Interest (income) and other expenses, net	(409)	(636)	(913)	(696)

Income before income taxes	8,492	2,648	4,544	7,299
Provision (benefit) for income taxes	3,540	267	(4,434)	736

Net income	$4,952	$2,381	$8,978	$6,563
Net income per share—basic(2)	$0.20	$0.08	$0.31	$0.21
Net income per share—diluted(2)	$0.20	$0.08	$0.31	$0.21
Weighted average shares outstanding-basic(2)	24,430	30,111	29,218	30,580
Weighted average shares outstanding-diluted(2)	24,452	30,197	29,250	31,248
Other Financial Data:
Depreciation	639	1,395	1,684	2,968
Additional Information:
Average paying subscribers(3)	190,263	218,279	215,323	236,868
Operating expenses include share-based compensation as follows(5):
Sales and marketing	$546	$592	$884	$620
Customer service	51	79	117	77
Technical operations	510	480	633	434
Development	456	434	534	437
General and administrative	$1,549	$2,172	$3,153	$2,299

	Nine Months Ended September 30, 2008	Year Ended December 31, (1)
		2007	2006
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$6,565	$8,996	$20,608
Total assets	42,179	43,608	51,626
Deferred revenue	4,867	4,140	4,051
Capital lease obligations and notes payable	2,501	21	1,416
Total liabilities	18,000	12,700	13,721
Shares subject to rescission(4)	—	7,480	8,079
Accumulated deficit	(24,580)	(29,532)	(38,510)
Total stockholders’ equity	24,179	23,428	29,826

(1)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of certain asset and business acquisitions.
(2)	For information regarding the computation of per share amounts, refer to note 1 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
(3)	Average Paying Subscribers: Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and web site features beyond those provided to our non-paying members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.
(4)	Under the 2000 Scheme, the Company granted options to purchase ordinary shares to certain of our employees, directors and consultants. The issuances of securities upon exercise of options granted under our 2000 Scheme may not have been exempt from registration and qualification under federal and California state securities laws. In prior financial statements, the Company disclosed the potential California and federal securities law violations in connection with options. The Company has reported in its financial statements for previous periods a put liability related to shares subject to rescission. The Company has reviewed the applicable statute of limitations related to the securities issuances and believes the civil liability related to those securities issuances has become minimal. As such, the Company has reclassified the put liability related to the shares subject to rescission into permanent stockholders’ equity, beginning with the period ended March 31, 2008.
(5)	For the purposes of this and all future filings, prior period share-based compensation was reclassified to conform to current period classification.

Ratio of Earnings to Fixed Charges. The Company’s fixed charge coverage ratio was 1.46 for 2006, 4.42 for 2007 and 1.31 for the third quarter of 2008.

Book Value per Share. Our book value per share as of our most recent balance sheet dated September 30, 2008 was $1.08.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of November 11, 2008, our executive officers (5 persons) as a group held outstanding option grants to purchase an aggregate of 2,412,000 shares of our common stock with a weighted average exercise price of $5.52. Assuming that the exercise price of the New Options is $3.00, Eligible Options held by all Eligible Optionholders to purchase an aggregate of approximately 3,113,200 shares of our common stock with a weighted average exercise price of $5.63 per share would be outstanding upon the scheduled expiration date of the Exchange Offer.

The following table sets forth certain information as of November 11, 2008 regarding the Eligible Options held by each of our executive officers. Except as otherwise indicated, the address of each of the persons set forth below is c/o Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211.

Name of Executive Officer	Title	Maximum Number of Eligible Options	Weighted Average Exercise Price Per Share of Eligible Options	Percentage of Eligible Options(1)
Adam S. Berger	Chairman of the Board and Chief Executive Officer	1,350,000	$5.67	43.4%
Gregory R. Liberman	President and Chief Operating Officer	357,000	$5.56	11.5%
Brett A. Zane	Chief Financial Officer	240,000	$4.35	7.7%
Gregory J. Franchina	Chief Information Officer	275,000	$5.51	8.8%
Joshua A. Kreinberg	General Counsel and Corporate Secretary	190,000	$5.89	6.1%

(1)	The percent of Eligible Options is based on 3,113,200 options that would be eligible for exchange on the Exchange Offer as of November 11, 2008.

Except as otherwise described in this Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible Options that we accept for exchange and acquire pursuant to this Exchange Offer will be cancelled as of the expiration date of the Exchange Offer and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options, except for shares underlying options granted under the 2000 Scheme or 2004 Scheme. Consistent with the terms of the 2007 Plan, shares subject to Eligible Options issued under the 2007 Plan surrendered in the option exchange will return to the pool of shares available for grant under the 2007 Plan. Shares underlying Eligible Options that were granted under the 2000 Scheme or 2004 Scheme will not be returned to those plans for future issuance as those plans are no longer used by the Company. Instead, New Options issued in the exchange for Eligible Options that were granted under the 2000 Scheme or the 2004 Scheme will be issued under the 2007 Plan. Thus, the pool of shares available for the grant of future awards under the 2007 Plan will be decreased by that number of shares equal to the difference between (a) the number of shares underlying New Options issued under the 2007 Plan and (b) the number of shares underlying surrendered Eligible Options issued under the 2007 Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), in addition to the remaining unrecognized expense of the Eligible Options, if any, that is required to be recognized under FAS 123R, we will recognize the incremental compensation cost of the stock options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. The sum of the remaining unrecognized expense for the Eligible Options and the incremental compensation cost of the New Options will be recognized ratably over the vesting period of the New Options. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from this Exchange Offer.

Section 12. Legal Matters; Regulatory Approvals.

Under NYSE Alternext US Company Guide Section 711, approval of holders of the Company’s voting securities is required for the Company to reprice the Eligible Options pursuant to the Exchange Offer.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. The tax consequences of the Exchange Offer are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Optionholders upon the issuance of the New Options. To the extent that the New Options issued in the Exchange Offer will qualify as incentive stock options under Section 422 of the Internal Revenue Code, the Eligible Optionholders will not have any taxable income upon exercise of the New Options if the Eligible Optionholder disposes of the exercised shares more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”). In that case, (a) the Eligible Optionholder will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option exercise price; and (b) Spark will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met or any other conditions of Section 422 are not satisfied, then any gain realized upon disposition will be taxed to the Eligible Optionholder as ordinary income to the extent of the excess of the lesser of (i) the fair market value of the shares at the time of exercise reduced by the option exercise price, and (ii) the gain on the sale. In addition, Spark generally will be entitled to a tax deduction equal to the amount of income recognized by the Eligible Optionholder.

To the extent that the New Options issued in the Exchange Offer will be nonstatutory stock options, upon exercise of the New Options, the Eligible Optionholder will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Optionholder is an employee of Spark, the ordinary income will be subject to income tax withholding by Spark. Upon disposition of the stock, the Eligible Optionholder will recognize a capital gain or loss (which will be long-or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Optionholder upon exercise. We have also attempted to comply with Code Section 409A by exchanging New Options that are granted at or above fair market value.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to Eligible Optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if the proposal regarding this option exchange program and the amendment to the 2007 Omnibus Incentive Plan are not approved by our stockholders at our Special Meeting of Stockholders scheduled for January 5, 2009, we will terminate this Exchange Offer and we will not be able to accept any of the Eligible Options that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning an Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least ten (10) business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the Eligible Options; or

(b)	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Section 16. Additional Information.

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this Exchange Offer is a part. This Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008;

(b)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 14, 2008;

(c)	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the SEC on August 14, 2008;

(d)	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 filed with the SEC on November 13, 2008;

(e)	our definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on April 29, 2008;

(f)	our Current Reports on Form 8-K, filed with, or furnished to, the SEC on February 19, March 11, March 17, May 1, May 5, July 18, August 7, and November 24, 2008, as applicable;

(g)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 10, filed with the SEC on March 10, 2005, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.spark.net. Information contained on our website is not part of this Exchange Offer.

We will also provide without charge to each person to whom we deliver a copy of this Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, to:

Spark Networks, Inc.

Attention: Joshua A. Kreinberg

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Telephone: (323) 658-3000

Email: jkreinberg@spark.net

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This Exchange Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and our Quarterly Reports on Form 10-Q for each quarter ended March 31, 2008, June 30, 2008, and September 30, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, AND OUR QUARTERLY REPORTS ON FORM 10-Q FOR EACH QUARTER ENDED MARCH 31, 2008, JUNE 30, 2008, AND SEPTEMBER 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Spark Networks, Inc.

December 2, 2008